UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

EMERGENT BIOSOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33137	14-1902018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
  300 Professional Drive,
Gaithersburg, Maryland 20879
(Address of principal executive offices, including zip code)

(240) 631-3200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EBS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 31, 2024, Emergent BioSolutions Inc. (“Parent”), through its wholly owned subsidiary Emergent BioSolutions Canada Inc. (collectively the “Company”), entered into a Stock and Asset Purchase Agreement (the “Agreement”) with SERB Pharmaceuticals, through its wholly owned subsidiary BTG International Inc. (collectively, “SERB”), pursuant to which, among other things, the Company sold its worldwide rights to RSDL® (Reactive Skin Decontamination Lotion), to SERB (the “Transaction”). The Transaction also included the sale to SERB of all the outstanding capital stock of Emergent Protective Products USA Inc. (“EPPU”), a wholly owned subsidiary of Parent, which leases a manufacturing facility in Hattiesburg, Mississippi, as well as certain assets related to RSDL®, including intellectual property rights, contract rights, inventory and marketing authorizations. In addition, the employees of EPPU are expected to join SERB in connection with the Transaction.
Pursuant to the Transaction, SERB will assume certain government contracts related to RSDL® decontamination lotion, including the Company’s existing contract to supply RSDL® to the U.S. Department of Defense, through a new contract award to the Canadian Commercial Corporation.
The Agreement provides for cash purchase price of $75 million at the closing of the Transaction, which is subject to customary adjustments based on inventory value at closing. In addition, SERB will pay the Company a $5 million payment upon achievement of a milestone relating to sourcing of a certain component of RSDL® decontamination lotion. The Transaction closed early the morning of July 31, 2024. The Company and SERB made customary representations, warranties, and covenants in the Agreement. In addition, the Company agreed, for a period of three years following the closing of the Transaction, not to make, import, export, use, sell or otherwise dispose of, any product that is intended to remove or neutralize chemical warfare agents from the skin, including any product that contains the same chemical components as RSDL®, or to engage in a similar competing business.
At the closing of the Transaction, the Company and SERB also entered into a transition services agreement to ensure the orderly transition of RSDL® decontamination lotion and the related assets to SERB, and a supply agreement pursuant to which the Company’s Winnipeg facility will continue to manufacture and supply bulk lotion to SERB under a long-term supply agreement. The Company and SERB will also enter into a reverse supply agreement shortly after the closing of the Transaction pursuant to which SERB will supply to the Company finished RSDL® for the purposes of the Company performing certain transitional distribution services.
The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is expected to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.
Item 7.01 Regulation FD Disclosure.
On July 31, 2024, the Company issued a press release announcing the Transaction. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Emergent BioSolutions Inc. on July 31, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: July 31, 2024	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer and Treasurer